UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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MASIMO CORPORATION

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On September 12, 2024, Masimo Corporation (“Masimo” or the “Company”) issued a press release regarding Masimo’s 2024 Annual Meeting of Stockholders. A copy of the press release is set forth below.

Leading Proxy Advisory Firm Egan-Jones Recommends Stockholders Vote “FOR” Masimo’s Director Nominees, Joe Kiani and Christopher Chavez

In Its Report, Egan-Jones States, “…losing Mr. Kiani who has a pivotal role in innovation and change, would impair Masimo’s reputation and the interests of the shareholders…”

Egan-Jones is the Sole Proxy Advisory Firm to Issue Its Recommendation Following Access to and Review of Post-Litigation Discovery Facts & Politan’s Corrections

IRVINE, Calif.--(BUSINESS WIRE)--Masimo Corporation (“Masimo” or the “Company”) (NASDAQ: MASI), a global leader in noninvasive monitoring technologies and audio products, today announced that leading proxy advisory firm Egan-Jones has recommended that stockholders vote on the updated GOLD proxy card “FOR” ONLY Masimo’s director nominees – Joe Kiani and Christopher Chavez – in connection with its September 19, 2024 Annual Meeting of Stockholders (the “Annual Meeting”).

In summarizing its position, Egan-Jones stated:

1.	“Joe Kiani’s track record in driving innovation and securing IP rights is critical to Masimo’s future success.”

2.	“A dissident win could result in an abrupt and destabilizing management change, hindering Masimo’s growth trajectory.”

3.	“The current management team is well-positioned to continue leveraging Masimo’s patents and product pipeline for long-term shareholder value.”

Egan-Jones further stated:

●	“Joe Kiani is, and has been historically, an extremely valuable key-person at Masimo. Responsible for over 900 patents, Mr. Kiani has made an indelible contribution to the medical technology industry, specifically in health monitoring, through his innovation and engineering expertise.”

●	“We are compelled to believe that Masimo’s current and future innovations – patents, IP, licenses – that have immensely contributed to patient safety and hospital to home health strategy would be futile if the Board would be taken over with directors who don’t have a tested plan to lead the company… As such, we strongly believe that a Politan win would undermine and disrupt the current momentum of Masimo.”

●	“Moreover, if Politan wins this proxy fight, we believe that Masimo would be effectively taken over, without paying a control premium to the shareholders, and instead would disrupt the trajectory of operational and financial milestones.”

●	“Once there is certainty and stability in who is running the Company, the existing management team should be able to maximize the licensing and sales revenue from current and future IP in both the health care and retail spheres. A dissident controlled Board would likely be incumbered with the search for a new CEO. Additionally, based upon their success record in bringing new technologies to market, we believe the existing team to be better suited in continuing that tradition. A new team would likely be missing key pieces beyond the just CEO, needed to drive such technological progress.”

●	“In this year’s Masimo contest, it has become evident that shareholders must now choose between the existing CEO and his experienced technology building team or the dissidents who will likely have to bring in a new CEO and team…”

●	“We believe that keeping the existing CEO and management team provides the most favorable options for the company and is likely to result in the highest shareholder return.”

●	“If the dissidents take control, and either by force or accident cause the existing CEO and much of his team to leave, in our view, Masimo will be 1) in a much weaker position for negotiation of licensing, 2) unlikely to continue their track record of developing innovative new technologies in the future, and 3) in need of a new CEO.”

●	“For a distinguished company in the industry, losing Mr. Kiani who has a pivotal role in innovation and change, would impair Masimo’s reputation and the interests of the shareholders and negatively impact the stakeholders who rely on its technology.”

●	“We recommend voting FOR the election of Joe Kiani and Christopher Chavez and WITHHOLDING votes from the Politan nominees, Darlene Solomon and William Jellison.”

Masimo issued the following statement:

“With the benefit of Politan’s corrected disclosure, Egan-Jones outlines clearly how important this upcoming vote is and why electing Masimo’s director nominees, Joe Kiani and Christopher Chavez, is the path to supporting continued growth and long-term value creation for stockholders. Egan-Jones’ recommendation in favor of only Masimo’s director nominees affirms what the Company has been saying: handing control of the Board to Politan and Quentin Koffey puts Masimo’s strategy, leadership and ability to capitalize on existing momentum at significant risk. We are confident in Masimo’s leadership and vision and remain committed to following through on the separation of our consumer business and expansion of the Board.”

The September 19, 2024 Annual Meeting is fast approaching, and it’s important to vote as soon as possible. The Company urges stockholders to vote “FOR” Masimo’s director nominees, Joe Kiani and Christopher Chavez, on the updated GOLD proxy card to protect Masimo’s future and your investment.

For more information on how to protect the value of your investment at Masimo, visit www.ProtectMasimosFuture.com.

Your Vote Is Important, Please Use The Updated GOLD Proxy Card Today!

If you have questions about how to vote your shares, please call the firm assisting us with the solicitation of proxies,
Innisfree M&A Incorporated
1 (877) 456-3463 (toll-free from the U.S. and Canada)
or
+1 (412) 232-3651 (from other locations)

About Masimo

Masimo (NASDAQ: MASI) is a global medical technology company that develops and produces a wide array of industry-leading monitoring technologies, including innovative measurements, sensors, patient monitors, and automation and connectivity solutions. In addition, Masimo Consumer Audio is home to eight legendary audio brands, including Bowers & Wilkins, Denon, Marantz, and Polk Audio. Our mission is to improve life, improve patient outcomes, and reduce the cost of care. Masimo SET ® Measure-through Motion and Low Perfusion ™ pulse oximetry, introduced in 1995, has been shown in over 100 independent and objective studies to outperform other pulse oximetry technologies. 1 Masimo SET ® has also been shown to help clinicians reduce severe retinopathy of prematurity in neonates, 2 improve CCHD screening in newborns 3 and, when used for continuous monitoring with Masimo Patient SafetyNet ™ in post-surgical wards, reduce rapid response team activations, ICU transfers, and costs. 4-5 Masimo SET ® is estimated to be used on more than 200 million patients in leading hospitals and other healthcare settings around the world, 6 and is the primary pulse oximetry at all 10 top U.S. hospitals as ranked in the 2024 Newsweek World’s Best Hospitals listing. 7 In 2005, Masimo introduced rainbow ® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb ® ), oxygen content (SpOC ™ ), carboxyhemoglobin (SpCO ® ), methemoglobin (SpMet ® ), Pleth Variability Index (PVi ® ), RPVi ™ (rainbow ® PVi), and Oxygen Reserve Index (ORi ™ ). In 2013, Masimo introduced the Root ® Patient Monitoring and Connectivity Platform, built from the ground up to be as flexible and expandable as possible to facilitate the addition of other Masimo and third-party monitoring technologies; key Masimo additions include Next Generation SedLine ® Brain Function Monitoring, O3 ® Regional Oximetry, and ISA ™ Capnography with NomoLine ® sampling lines. Masimo’s family of continuous and spot-check monitoring Pulse CO-Oximeters ® includes devices designed for use in a variety of clinical and non-clinical scenarios, including tetherless, wearable technology, such as Radius-7 ® , Radius PPG ® , and Radius VSM ™ , portable devices like Rad-67 ® , fingertip pulse oximeters like MightySat ® Rx, and devices available for use both in the hospital and at home, such as Rad-97 ® and the Masimo W1 ® medical watch. Masimo hospital and home automation and connectivity solutions are centered around the Masimo Hospital Automation ™ platform, and include Iris ® Gateway, iSirona ™ , Patient SafetyNet, Replica ® , Halo ION ® , UniView ® , UniView :60 ™ , and Masimo SafetyNet ® . Its growing portfolio of health and wellness solutions includes Radius Tº ® , Masimo W1 Sport, and Masimo Stork ™ . Additional information about Masimo and its products may be found at www.masimo.com . Published clinical studies on Masimo products can be found at https://professional.masimo.com/evidence/featured-studies/feature/.

References

1.	Published clinical studies on pulse oximetry and the benefits of Masimo SET ® can be found on our website at www.masimo.com. Comparative studies include independent and objective studies which are comprised of abstracts presented at scientific meetings and peer-reviewed journal articles.

2.	Castillo A et al. Prevention of Retinopathy of Prematurity in Preterm Infants through Changes in Clinical Practice and SpO2 Technology. Acta Paediatr. 2011 Feb;100(2):188-92.

3.	de-Wahl Granelli A et al. Impact of pulse oximetry screening on the detection of duct dependent congenital heart disease: a Swedish prospective screening study in 39,821 newborns. BMJ. 2009;Jan 8;338.

4.	McGrath S et al. Surveillance Monitoring Management for General Care Units: Strategy, Design, and Implementation. The Joint Commission Journal on Quality and Patient Safety. 2016 Jul;42(7):293-302.

5.	McGrath S et al. Inpatient Respiratory Arrest Associated With Sedative and Analgesic Medications: Impact of Continuous Monitoring on Patient Mortality and Severe Morbidity. J Patient Saf. 2021; 17(8):557-561.

6.	Estimate: Masimo data on file.

7.	As ranked in the 2024 Newsweek World’s Best Hospitals listing, available at https://www.newsweek.com/rankings/worlds-best-hospitals-2024/united-states.

Forward-Looking Statements

This press release includes forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in connection with the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) of Masimo and the potential stockholder approval of the Board’s nominees; changes to Masimo’s governance, including the composition of Masimo’s Board of Directors and Masimo’s plans to expand the Board; and the proposed separation of Masimo’s consumer business, including any potential joint venture or any other potential separation of Masimo’s consumer business. These forward-looking statements are based on current expectations about future events affecting Masimo and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond Masimo’s control and could cause its actual results to differ materially and adversely from those expressed in its forward-looking statements as a result of various risk factors, including, but not limited to (i) uncertainties regarding future actions that may be taken by Politan in furtherance of its nomination of director candidates for election at the 2024 Annual Meeting, (ii) the potential cost and management distraction attendant to Politan’s nomination of director nominees at the 2024 Annual Meeting and (iii) factors discussed in the “Risk Factors” section of Masimo’s most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), which may be obtained for free at the SEC’s website at www.sec.gov. Although Masimo believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Masimo does not undertake any obligation to update, amend or clarify these statements or the “Risk Factors” contained in the Company’s most recent reports filed with the SEC, whether as a result of new information, future events or otherwise, except as may be required under the applicable securities laws.

Additional Information Regarding the 2024 Annual Meeting of Stockholders and Where to Find It

On August 15, 2024, the Company filed a revised version of its 2024 proxy statement (the “Revised Proxy Statement”) and has mailed the Revised Proxy Statement to its stockholders of record as of the new August 12, 2024 record date for the 2024 Annual Meeting. Any votes submitted by Masimo stockholders in connection with the 2024 Annual Meeting prior to the filing of the Revised Proxy Statement will not be counted and previous proxies submitted will be disregarded, and therefore, all stockholders will need to resubmit their votes, even if they have previously voted. The Company filed a revised version of the Revised Proxy Statement with the SEC on August 22, 2024, which amended, superseded and replaced in its entirety the Revised Proxy Statement (the “Amended Revised Proxy Statement”). THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE AMENDED REVISED PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING UPDATED GOLD PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the Amended Revised Proxy Statement and any amendments or supplements thereto and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Amended Revised Proxy Statement, which can be found through the SEC’s website at https://www.sec.gov/ix?doc=/Archives/edgar/data/937556/000121390024071554/ea0206756-07.htm, and any changes thereto may be found in any amendments or supplements to the Amended Revised Proxy Statement and other documents as and when filed by the Company with the SEC, which can be found through the SEC’s website at www.sec.gov.

Disclaimer

The Company has neither sought nor obtained the consent from any third party to use any statements or information contained in this press release that have been obtained or derived from statements made or published by such third parties. Any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

Contacts

Investor Contact: Eli Kammerman
(949) 297-7077
ekammerman@masimo.com

Media Contact: Evan Lamb
(949) 396-3376
elamb@masimo.com

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